EXHIBIT 10.10

JOINT MARKETING AGREEMENT

         This agreement is made this _ day of July, 1996, by and between Illuminated Media Inc., a Minnesota corporation ("Illuminated"), and Skyway Publications, Inc., a Minnesota corporation ("Publications").

1.       PARTIES.

         a. Illuminated owns and operates the Skyway Ads backlit advertising units that are installed on leased wall space throughout the skyway systems of downtown Minneapolis and downtown St. Paul, and at the Mall of America. Illuminated has developed a method for the incorporation of interactive touch screen computer/video into Skyway Ads units. The resulting product, with its vastly superior advertising capabilities, is known as "DiscoverScreen".

         b. Publications, among other business activities, publishes the weekly "Skyway News" newspapers for the downtown Minneapolis and downtown St. Paul markets. Publications has a substantial and experienced sales/marketing staff with knowledge of past and potential advertisers who wish to advertise in the downtown areas of Minneapolis and St. Paul.

2.       PURPOSE.

         a. To combine the sales/marketing expertise of Publications with the advertising capabilities presented by DiscoverScreen, for the benefit of both parties.

         b. To develop market acceptance and utilization of the DiscoverScreen format throughout the Twin Cities markets and other markets across North America.

         c. It is the intention of the parties hereto to form a partnership and for their relationship, for legal and tax purposes, to be that of partners.

3.       TERM.

         a. Unless otherwise specifically agreed by the parties in writing, this Agreement shall become effective on the date that an appropriate officer of each party has executed one or more originals of this Agreement (the "Effective Date"). Multiple originals are expressly permitted hereby. A photocopy of an original shall have the full force and effect of an original.

         b. Unless otherwise specifically agreed by the parties in writing, this Agreement shall terminate two (2) years after the Effective Date. The parties may, at their option, renew or extend this agreement on such terms or conditions as to which they may hereafter agree.

4.       OWNERSHIP AND PROTECTION OF ACCOUNTS AND PROPERTY.

         a. All accounts in existence as the property of either party on the Effective Date hereof, shall remain the property of that party. Each party shall prepare a list of the accounts it claims as its property as of the Effective Date.

         b. Accounts that shall come into existence after the Effective Date shall become the property of the Partnership. A current roster of partnership accounts shall be maintained as part of the regular business records of the partnership. Each entry in the roster shall designate which party secured the account and whether the account is an advertiser or a building owner.

         c. Should the parties fail to renew or extend this agreement upon the expiration of its term, then, accounts and other property shall be distributed as follows:

                  1. Any pre-existing accounts listed by either party as described in paragraph "a" of this section 4 shall revert to the original owner.

                  2. Any account that does business exclusively in a location where only one of the parties has any operations or business presence shall become the property of that party.

                  3. Any account with whom both parties do business without directly competing shall become the property of both parties.

                  4. Any account desired to be maintained by only one of the parties shall become the property of that party.

                  5. The parties shall use their best efforts to agree on the disposition of any account or property not disposed of pursuant to paragraphs 1 through 4 of this paragraph "c" of this section 4.

                  6. Any dispute that the parties cannot resolve among themselves shall be resolved in accordance with section 9 hereof.

5.       PERFORMANCE.

         a.       Illuminated shall:

                  1. provide hardware and software for fully computerized DiscoverScreen units for each Skyway Ads or DiscoverScreen venue that is either presently active or becomes active during the term of this agreement.

                  2. use its best efforts, throughout the term of this agreement, to establish new locations for DiscoverScreen units throughout the Twin Cities and other markets in North America.

                  3. refer all prospective advertisers discovered through its building marketing activities to Publications promptly.

         b.       Publications shall:

                  1. provide sales and marketing services to sell listings and other computerized ad space within the DiscoverScreen format.

                  2. provide appropriate record-keeping services, including, but not limited to activity record of each advertiser, activity record of each DiscoverScreen site, all billing and payment records, distribution of profits, coordinate records and communications with accountants and auditors.

                  3. refer all prospective new sites for DiscoverScreen units discovered by its marketing/sales personnel to Illuminated promptly.

6.       COMPENSATION.

         The parties shall be compensated by division of the gross revenue of the partnership. For the duration of this agreement, gross revenue shall be divided among the parties.

         Months one (1) through twelve (12) following the Effective Date:

                  Publications = 70%        Illuminated = 30%

         Months thirteen (13) through twenty-four (24) following the Effective
         Date:

                  Publications = 40%        Illuminated = 60%

7.       CONTROL OF ADVERTISING.

         a. Where conflicts arise between the owner of a DiscoverScreen site and an advertiser who has paid for the rights to the site, the final decision as to resolution of the conflict shall rest with Illuminated. However, no final decision shall be made by Illuminated until it has consulted with Publications and has attempted to mediate the conflict.

         b. When there is competition for access to the dedicated top screen on a DiscoverScreen unit, the final decision shall rest with Publications. However, no decision as to access shall be made without first consulting with Illuminated. Prices for top screen access shall be determined on a case by case basis, again after consultation with Illuminated.

8.       CORRESPONDENCE.

All correspondence concerning, or arising under, this agreement, shall be mailed by first class United States Mail to the following addresses for each party

                  Illuminated Media Inc.            Skyway Publications Inc.
                  Suite 715                         Eighth Floor
                  15 South 5th Street               15 South 5th Street
                  Minneapolis, Minnesota 55402      Minneapolis, Minnesota 55402

9.       GOVERNING LAW.

The terms of this agreement and the rights and responsibilities of the parties hereunder, shall be governed by the laws of the state of Minnesota.

10.      DISPUTE RESOLUTION.

All disputes hereunder that the parties are unable to resolve between themselves shall be first referred to arbitration under the auspices of the American Arbitration Association or any arbitrator or arbitration service approved by the Supreme Court of Minnesota.

11.      AMENDMENT.

This agreement, or any part of it, may be amended, clarified, explained or extended only by a writing signed by an appropriately authorized officer of both parties.

12.      (Standard severability clause to be added)

Dated: 12/20/96

         Illuminated Media Inc.                  Skyway Publications, Inc.


         By:/s/ Robert H. Blank                  By: /s/
         Its: CEO                                Its: President